Exhibit 19.1

Elauwit Connection, Inc.

Insider Trading Policy

A.	Purpose

This Insider Trading Policy (this “Policy”) is designed to make you aware and reinforce that:

•

confidential information relating to the business, operations and financial condition of Elauwit Connection, Inc. and its subsidiaries (collectively, the “Company”) is sensitive and needs to be safeguarded;

•

you are prohibited by federal and state law from trading in the Company’s securities (“Company Stock”) while you are in possession of important information concerning the Company that is not publicly known;

•	you are prohibited from disclosing such nonpublic information to third parties; and
•	serious adverse consequences for both you and the Company could result from violating this Policy (including substantial monetary liability, criminal penalties and termination of employment).

The Board of Directors of the Company (the “Board”) has appointed a compliance committee to implement, administer and enforce this Policy (the “Compliance Committee”), and all questions regarding this Policy should be directed to the Compliance Committee. Until further notice, the Compliance Committee consists of:

•	Chief Executive Officer
•	Chief Financial Officer
•	Internal or external legal counsel

This Policy applies to all employees, officers and directors of the Company (although, as described below, certain special policies and procedures apply only to certain persons designated as Key Employees). This Policy applies to you and your family members and others living in your household.

B.	Confidential Information

Unauthorized disclosure of internal information relating to the Company could cause competitive harm to the Company and in some cases could result in liability for the Company and for you.

1.

Unauthorized Disclosure. No employee, officer or director of the Company shall disclose any internal information about the Company to any person outside the Company, except for such disclosures which have been specifically authorized by a member of the Compliance Committee as being required to facilitate a related project or transaction. Take care to avoid discussing internal Company matters in casual, social conversations outside of work and discussing internal matters on social media.

2.

Communications with the Media, Analysts and Investors. Communications on behalf of the Company with the media, securities analysts and other investors shall be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make communications on behalf of the Company, you must direct any inquiry from the media, a securities analyst or an investor to the Compliance Committee. For more information, please review the Company’s Disclosure and External Communications Policy.

3.

Safeguarding Confidential Information. Because of the sensitive nature of internal information about the Company and the importance of such information to the Company, you must take extreme care to safeguard the confidentiality of such information. For example, documents containing sensitive information should not be left lying on desks or conference tables in open view, confidential information should be discussed with other Company personnel on a “need to know” basis only, and visitors should not be left unattended in offices or other areas containing internal Company documents.

C.	No Trading on the Basis of Material Nonpublic Information

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material nonpublic information. You should not misuse material nonpublic information. Misuse of material nonpublic, or “inside”, information includes purchasing or selling Company Stock on the basis of such information for your own account or for that of a relative or anyone else. Misuse also includes “tipping” such information to anyone or using it as a basis for recommending the purchase or sale of Company Stock. In addition, if you are aware of any material, nonpublic information concerning another public company (for example, the possible acquisition of that company by the Company), the foregoing rules apply regardless of whether or not that company is a direct collaborator, customer, supplier or competitor of the Company, and you must not trade in the securities of the other company or disclose or “tip” any such information until after such information has been disclosed to the public.

1.

Material Information. “Material information” includes any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. If you think that the information could affect the price of Company Stock, you should consider that information to be material. Common examples of material information include:

•	Financial information:
o	financial results and earnings information
o	projections of future revenues
o	results that differ significantly (better or worse) from published guidance
o	impairments or write-offs
o	events regarding the Company’s securities (stock splits, changes in dividends, public or private sales of additional securities, default on senior securities, share repurchases)
•	Business strategy, operations and relationships:
o	new investments or financings, or developments regarding investments or financings significant acquisition or disposition of assets, or entry into a joint venture
o	mergers, acquisitions, tender offers, joint ventures, or changes in assets
o	bankruptcy, corporate restructuring or receivership
o	developments regarding significant customers or suppliers, including new partnerships
o	significant damage to facilities
o	significant product or service problems
o	significant changes in regulations impacting the business
o	results related to research and development initiatives
o	significant change in financial viability
o	a change in auditors or auditor notification that the Company may no longer rely on an audit report

o	news of a significant cybersecurity incident
•	Personnel matters:
o	change in senior management
o	changes in compensation policy
o	significant labor dispute
•	Litigation matters:
o	actual or threatened litigation against the Company
o	default on a debt obligation or contract
2.	Nonpublic Information. “Nonpublic information” includes any information that has not yet been disclosed to the general public through a method designed to broadly distribute the information.
3.

Scope of Restricted Transactions. You must understand that trading in Company Stock includes not only the purchase or sale of the Company’s common stock, but also the purchase or sale of puts, calls, options or warrants (if any) relating to Company Stock. Moreover, your spouse, members of your immediate family and persons and entities (such as trusts) under your control may be deemed to be in possession of material, nonpublic information known by you simply by virtue of your relationship with them. Further, Company Stock owned by those persons may be deemed to be beneficially owned by you. Trading in Company Stock by those persons while you are aware of material, nonpublic information may cause legal problems for them and for you; consequently, those persons also should abstain from trading in Company Stock except in accordance with this Policy.

4.

Restrictions May Prohibit Transactions Not Involving a Purchase or Sale. Although bona fide gifts of Company Stock do not involve the purchase or sale of Company Stock, it is not unusual for the person making the gift to have reason to believe that the recipient intends to sell the Company Stock immediately upon receipt from the person making the gift. Accordingly, this Policy applies and precludes any gifts of Company Stock at a time when the person making the gift is aware of material non-public information, or is subject to the trading restrictions imposed by this Policy.

5.	Restrictions May Apply to Transactions Under Company Plans.
a.

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans when the holder of the option tenders cash or shares of Company Stock to the Company as payment of the exercise price, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of the tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of stock acquired as a restricted stock award.

6.

Prohibition on Hedging Transactions. The Company’s employees, officers and directors may not engage in any hedging or monetization transactions with respect to Company Stock, including, but not limited to, purchasing put or call options or other derivative instruments, or through the use of financial instruments, such as exchange funds, variable prepaid forwards, equity swaps, collars, forwards, or through the establishment of short positions in Company Stock. Such hedging and monetization transactions may permit an employee, executive officer or director to continue to own the Company’s common stock but without the full risks and rewards of ownership. When that occurs, an employee, executive officer or director may no longer have the same objectives as the Company’s other stockholders. A few specific examples of the type of transactions prohibited by this Policy are described below.

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Short sales of Company Stock (the sale of Company Stock that the seller does not own) may evidence an expectation on the part of the seller that Company Stock will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, shorts sales of Company Stock by employees, officers or directors are prohibited.

•

Variable prepaid forwards are contracts entered into with a brokerage firm that allows the holder of Company Stock to transfer their Company Stock to the broker within a certain period of time (usually three to five years) in exchange for an upfront payment of 75% to 85% of the current market value of Company Stock. This arrangement allows the holder of Company Stock to receive the economic benefit of selling their Company Stock while retaining legal title to their Company Stock. Since entering into a variable prepaid forward contract separates the full risks and rewards of ownership of Company Stock, such arrangements are prohibited by this Policy.

•

A simple equity swap agreement involves a holder of Company Stock agreeing to exchange the future return related to ownership of Company Stock with the future return of an alternate security, such as a market interest rate. Through a swap, a holder of Company Stock agrees to transfer the economic risks and benefits of ownership of Company Stock in exchange for the returns of a different asset, which is why swap transactions are prohibited by this Policy.

•

Due to the duration of publicly traded options, transactions in these options are, in effect, a bet on the short-term movement of the Company’s stock. As such, they are considered speculative in nature and may give the appearance that the insider is unduly focused on the Company’s short-term stock market performance, instead of the Company’s long-term business objectives or that the individual is trading on the basis of insider information. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market are prohibited by this Policy.

•

A collar is an option trading strategy where a holder of Company Stock purchases simultaneously put and call options on Company Stock in order to lock in the price of their Company Stock. This strategy protects the holder of Company Stock from potential declines in the value of Company Stock while also limiting the holder’s ability to profit from increases in Company Stock. Since this strategy eliminates the economic risk and potential benefits of owning Company stock, entering into a collar strategy is prohibited by this Policy.

7.

Prohibition on Margin Accounts and Pledging. Company Stock held in a margin account or pledged as collateral for a loan may be sold without the consent of the holder of Company Stock by the broker if the holder fails to meet a margin call or by the lender in foreclosure if the holder defaults on the loan. A margin or foreclosure sale that occurs when a person is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you are prohibited from pledging Company Stock as collateral for a loan. You are also prohibited from holding Company Stock in a margin account unless (i) no security in such account is purchased on margin or (ii) such account permits the holder to exclude Company Stock from being pledged as collateral for such margin account.

8.

General Trading Halts or Event-Specific Blackouts. From time to time, the Company may require that all personnel refrain from trading during specified periods when significant developments or announcements are anticipated. If this happens, you may not engage in any trade of any type under any circumstances, and you must not inform anyone else of the trading restriction.

D.	ADDITIONAL RESTRICTIONS ON KEY EMPLOYEES
1.	Designation of “Key Employees”. Until further notice, the Board has designated the following persons as “Key Employees” of the Company for purposes of this Policy:
•	each member of the Company’s Board (including non-employees);
•	each employee of the Company (including any of its subsidiaries) having any of the following titles:
o	Chief Executive Officer
o	President
o	Chief Financial Officer
o	Corporate Secretary
o	Treasurer
o	Chief Technology Officer
o	Chief Operations Officer
o	Controller; and
•	each other employee who is notified by the Compliance Committee that he/she is a Key Employee for the purposes of this Policy.
2.

Compliance Committee’s Permission for Trading by Key Employees. In addition to the restrictions set forth in Section C above, all Key Employees must have any transaction in Company Stock for his or her own account (or in any account in which he or she has a direct or indirect beneficial interest) pre-cleared with the Compliance Committee or one of its members. To pre-clear any transaction, the Key Employee should complete, submit and receive an approved and executed Pre-Clearance Form (see Exhibit B) prior to initiating the transaction in Company Stock.

•	This form must be completed 3 days prior to the proposed transaction.
•	If you receive approval, but otherwise are in possession of material, nonpublic information, you may not effect the transaction.
•

Any pre-approval is valid for the lesser of three business days or until there is a change in the circumstances that underly the pre-approval. If the transaction is not executed within that period, pre-clearance of the transaction must be re-requested.

•	If your request is denied, you may not engage in any transaction under any circumstance, and you may not inform anyone of the restriction on the transaction.
3.

Permitted Trading Period for Key Employees. Notwithstanding the foregoing, Key Employees may only purchase or sell any Company Stock for his or her own account (or any account in which he or she has a direct or indirect beneficial interest) in the Company’s designated “Window Period” (as defined below). Key Employees are still required to pre-clear any trades during a Window Period. The Window Period begins 48 hours after the public release by the Company of its quarterly or year-end financial results and ends 15 days before the end of the next quarter.

The Compliance Committee is authorized to make limited exceptions to the prohibition on trading outside the Window Period upon a tangible demonstration of a personal hardship to such Key Employee. All determinations by the Compliance Committee in this regard will be final and not subject to further review.

4.

Preclearance Policy for Rule 10b5-1 Plans. All Key Employees must pre-clear any proposed trading plan under Rule 10b5-1 (or any other proposed trading plan) with the Compliance Committee. You may only enter into a trading plan when you are not in possession of material non-public information. The plan must:

•	be adopted during the Company’s designated Window Period.
•

include a certification that you are adopting the plan in good faith and will act in good faith for the duration of the plan and that, as of the adoption date, you are not in possession of any material non-public information regarding the Company.

•	have a cooling-off period consistent with Rule 10b5-1, meaning that the first trade under the plan cannot be executed until:
o	Key Employees: the later of (i) 90 days after adopting the plan; or (ii) two business days after the financial results for the for the fiscal quarter in which the 10b5-1 plan was adopted or modified (but not to exceed 120 days following the plan adoption or modification).
o	Other employees: 30 days after adopting the plan.

In addition, you must not:

•	have more than one 10b5-1 plan in effect at any time, unless permitted under Rule 10b5-1.
•	adopt a single-trade plan (i.e., a plan designed to effect the purchase or sale of securities in a single transaction) until at least 12 months after your last single-trade plan was adopted.
5.

Reporting Requirements for Key Employees. All Key Employees who execute transactions of Company Stock must notify the Company of such transactions. For example, you must immediately notify the Compliance Committee of any:

•	trades executed in Company Stock (whether pursuant to an approved Pre-Clearance Form or 10b5-1 plan).
•	trades of Company Stock executed by anyone sharing your household and immediate family members whose transactions in Company Stock you may influence or control.
•	gifts of Company Stock you make.

E.	CONSEQUENCES OF NON-COMPLIANCE

Failure to observe the policies and procedures set forth in this Policy could lead to severe adverse consequences for the Company and for you.

Consequences for an individual trading on inside information (or tipping others) include:

•	civil penalty of up to three times the profit gained or loss avoided;
•	criminal fine of up to $5 million, no matter the gain;
•	imprisonment of up to 20 years;
•	immediate termination for cause; and
•	irreparable reputational damage.

The Company may also be subject to civil and criminal penalties for failing to take appropriate steps to prevent insider trading, and trading in Company Stock could be halted or suspended. Further, any appearance of insider trading impropriety could impair investor confidence in the Company.

The Compliance Committee will be responsible for making determinations on a case-by-case basis of whether the policies and procedures set forth in this Policy have been violated and, if so, the appropriate action to be taken by the Company in response. The Compliance Committee may receive such evidence and/or hold such hearings as it, in its sole discretion, deems advisable. Sanctions for violations of the policies and procedures may include whatever appropriate action the Compliance Committee deems advisable, including immediate termination of employment or other appropriate disciplinary action. The determinations of the Compliance Committee will be final and not subject to further review.

F.	CONTACT

If you have any questions as to the application of these policies and procedures to a particular case, please contact a member of the Compliance Committee.

If you become aware of a potential insider trading violation, you should immediately communicate the potential violation to any member of the Compliance Committee by phone.

Approved: November 2, 2025

Exhibit A

AFTER READING THE FOREGOING POLICY, PLEASE

DETACH THIS PAGE, SIGN AND DATE IT,

AND RETURN IT TO THE COMPLIANCE COMMITTEE

I acknowledge that I have received and reviewed the foregoing Insider Trading Policy for Elauwit Connection, Inc.

Signature

Printed Name

Date

Exhibit B

Key Employee Transaction Pre-Clearance Form

Purpose: The purpose of this form is to provide documentation of the request for pre-clearance of a trade in Company Stock by a Key Employee under the Company’s Insider Trading Policy.

Name of Key Employee Requesting Pre-Clearance:

Date of Request:

Type of Trade (buy, sell, option exercise, etc.):

Anticipated Amount of Company Stock:

Below for Compliance Committee to Complete:

PRE-CLEARANCE:	APPROVED	DENIED

If approved, the date the trading window will close (subject to the Company closing the window earlier pursuant to the terms of the Policy):

IS KEY EMPLOYEE A SECTION 16 OFFICER:	YES	NO

Name of Authorizing Officer (Name/Title):

Signature of Authorizing Officer:		Date: